EXHIBIT 3.13

ARTICLES OF INCORPORATION

OF

[                             ]

ARTICLE 1.                                The name of the corporation shall be [                ] (the “Corporation”).

ARTICLE 2.                                The purpose for which the Corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Arizona Business Corporation Act, as it may be amended from time to time (the “Business Corporation Act”).

ARTICLE 3.                                The character of business that the Corporation initially intends to conduct in the State of Arizona is the ownership of entities engaged in homebuilding in Arizona.

ARTICLE 4.                                The Corporation shall have authority to issue one hundred thousand (100,000) shares of common stock, no par value per share.

ARTICLE 5.                                The name and street address of the initial statutory agent of the Corporation is [                      ]

ARTICLE 6.                                The initial street address of the known place of business for the Corporation [                                       ].

ARTICLE 7.                                The initial board of directors shall consist of five (5) members. The number of directors may be increased or decreased from time to time as set forth in the bylaws of the Corporation. The names and addresses of the persons who are to serve as the members of the initial board of directors until their successors are elected and qualified or until their earlier resignation or removal are:

Name	Address

ARTICLE 8.                                The personal liability of any director of the Corporation to the Corporation or to its shareholders for money damages for any action taken or any failure to take any action as a director is hereby eliminated to the fullest extent allowed by law.

ARTICLE 9.                                The Corporation shall indemnify, to the fullest extent allowed by the Business Corporation Act, any person who incurs liability or expense by reason of such person acting as an officer, director, employee or agent of the Corporation. This indemnification shall be mandatory in all circumstances in which the Business Corporation Act permits indemnification.

ARTICLE 10.                          The names and positions of the persons who are to serve as the initial officers of the Corporation until their successors are duly elected and qualified or until their earlier resignation or removal are:

Name	Office

ARTICLE 11.                          The name and address of the incorporators oL the Corporation are:

Name	Address

All powers, duties and responsibilities of the incorporator shall cease at the time of delivery of these Articles of Incorporation to the Arizona Corporation Commission.

ARTICLE 12.                          Unless the bylaws of the Corporation provide otherwise and the statutory agent expressly consents thereto in writing, all records required pursuant to Section 10-1601(E) of the Business Corporation Act, as amended, to be kept by the Corporation shall not be kept by the statutory agent but shall be kept by the Corporation at the known place of business of the Corporation.

ARTICLE 13.                          The existence of the corporation shall begin when the Articles of Incorporation and Certificate of Disclosure are delivered to the Arizona Corporation Commission for filing.

Dated:

The undersigned, having been designated to act as statutory agent, hereby consents to act in that capacity until removed or resignation is submitted in accordance with the Arizona Revised Statutes.